Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

            KTI ISSUES $21.4 MILLION IN !CONVERTIBLE PREFERRED STOCK

     GUTTENBERG, N. J. (AUG. 18, 1997) -- KTI. Inc. announced today that it has closed a placement of $21,400,000 in Series B convertible, exchangeable preferred stock. The issue is convertible at $11.75 per share.

     The issue which carries an 8.75% dividend coupon, was sold to institutional buyers and is exchangeable for convertible debentures at the company's option.

     Martin J. Sergi, president of KTI, Inc., said, "The proceeds from this transaction are earmarked for acquisitions presently being negotiated in the energy and recycling fields augmenting our current business lines."

     KTI is an award winning environmental company engaged in integrated waste processing and management in diversified services and markets. The company processes over one million tons of material a year and is best known for its expertise in the waste-to-waste sector. KTI was organized in 1983 to develop and own waste-to-energy facilities; with the dual purpose of providing a means of disposal for non-hazardous municipal solid waste and of generating electricity from alternative fuel sources. Since then, KTI's operations have expanded to include the development of an integrated waste management business providing not only municipal solid waste handling and disposal services, but also wood waste processing, ash and municipal waste recycling, specialty waste disposal, transportation facilitation services and transfer station operations.

     The company owns and operates two waste-to-energy facilities in Maine which convert non-hazardous solid waste from residential, commercial and industrial sources into electric power. KTI has developed and operates a wood waste processing and recycling facility in Maine.

     KTI also hold a majority interest in America's only commercially operational municipal waste ash recycling facility in Nashville, Tenn., a Maryland company specializing in marketing post-industrial recycled plastics and a Maine-based recycling company.

     For further information, contact Marty Sergi at KTI, Inc. (201) 854-7777 or Frank N. Hawkins, Jr., Hawk Associates, Inc. at (305) 852-2383.

     Copies of KTI press releases, SEC filings, current price quotes, stock charts, analysts' comments and other valuable information for investors may be found on the website HTTP://WWW.HAWKASSOCIATES.COM.

     This release contains various forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which represent the company's expectations or beliefs concerning future events of the company's financial performance. These forward looking statements are qualified by important factors that could cause actual results to differ materially from those in the forward looking statements. Results actually achieved may differ materially from expected results included in these statements.